Exhibit 99.1

NEWS RELEASE

Contacts:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(949) 250-7781

CALC Reports Release of Coastal Commission Staff’s Report

- Commission’s Hearing Scheduled for October 13, 2004

IRVINE, California, September 24, 2004 – California Coastal Communities, Inc. (NASDAQ: CALC) reported that  the California Coastal Commission’s staff has released  its updated staff report related to the application filed by the Company’s subsidiary, Hearthside Homes, for a Coastal Development Permit for 379 homes, known as “Brightwater”, on the upper bench of the Bolsa Chica mesa. Despite the Company’s recent amendments to the Brightwater plan, the staff report continues to recommend that the Commission deny the permit application; however that recommendation is not binding on the Commission.  A hearing on the Company’s permit application has been scheduled for October 13, 2004.  The Commission’s staff report is 77 pages long and available for public review on the Commission’s web site at http://www.coastal.ca.gov/web/mtgcurr.html.

Raymond J. Pacini, CEO of the Company, stated:  “We modified the Brightwater plan to address the public access, trail location, tarplant and water quality issues raised by the Commission staff in their July staff report.  We are disappointed in the staff’s recommendation and believe that our plan is in compliance with the Coastal Act.  The Brightwater plan was designed to be consistent with the Commission’s November 2000 recommendations, and at less than one-third of their proposed density (only 379 homes vs. 1,235 homes), yet staff is taking positions that are inconsistent with past recommendations.  However, the Coastal Commission has previously approved development plans despite contrary staff recommendations.  Therefore we are hopeful that the Commission will do so in our case and approve our plan at the October hearing.”

The Brightwater development plan was approved by the County of Orange in 2002 and offers a broad mix of single-family homes averaging approximately 2,900 square feet. Brightwater also includes 28 acres of parks, public trails and open space on the 105-acre upper bench of the Bolsa Chica mesa.  With only 379 homes on approximately 77 acres of the upper bench, the resulting low-density plan equates to approximately 5 homes per acre, consistent and compatible with the neighboring Huntington Beach community.  In addition, upon issuance of grading permits the Company will offer to dedicate 51 acres of additional land on the Huntington Mesa to the County of Orange to complete the 105-acre Harriett M. Wieder Regional Park.

The 1,200-acre Bolsa Chica Wetlands are fully preserved and protected in accordance with previous agreements with the State of California and are not included in the Brightwater plan.

The Company is a residential land development and homebuilding company operating in southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc.  Signal Landmark owns 208 acres on the Bolsa Chica Mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California, along with an additional 100 acres on the Huntington Mesa, which is south of the Bolsa Chica wetlands.  Hearthside Homes, Inc. has delivered over 1,600 homes to families throughout southern California over the last nine years.

Prohibition Against Becoming a 5% Stockholder and No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common

Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $176 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company will not entertain requests for permission to exceed the limitations on stock acquisitions in the foreseeable future, because the Company’s board of directors has determined that such acquisitions could jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contain forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to statements about the Company’s plans, objectives, goals, expectations and intentions, the timing and outcomes of real estate development, the timing and outcomes of regulatory approval processes or administrative proceedings, and other statements contained herein that are not historical facts.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the demand for residential real estate; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development and construction; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

The Company  assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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